CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Gator Series Trust and to the use of our report dated May 30, 2014 on the financial statements and financial highlights of the Gator Focus Fund and the Gator Opportunities Fund, each a series of beneficial interest in the Gator Series Trust.   Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 27, 2014